Exhibit 10.35

Technology Development Agreement

Agreement Registration No.: 03110030000261

Technology Development Agreement

Project Name: Technology Development and Service of “Online Renda”

Trustor (Party A): Online Education College of Renmin University of China

Trustee (Party B): CMR Web Learning Co., Ltd.

Place: Beijing

Date: July 15, 2003

Term of Validity: From January 1, 2003 to December 31, 2005

Beijing Administrative Office of Technology Market

Explanatory Notes On Filling the Forms

I.	“Agreement registration No.” shall be filled in by the technological contract registry.

II.	Technology Development Agreement refers to the agreement signed by the parties regarding the research and development of new, technologies, products, techniques and materials and its systematic development.

III.	The planned projects shall be marked with the level of the plan: the level of ministries and commissions under the State Council, provinces, autonomous regions, municipalities directly under the Central Government, cities specifically designated in the state plan, prefectures or cities (counties). For projects not mentioned above, “/” shall be drawn in the column.

IV.	Content, scope and requirements of object technology

The development goals, usage scope, technological and economic indicators and results shall be included.

V.	Plan for research and development

The development stages, technological problems to be solved at different stages, achieved goals and deadline of the projects related to the parties involved shall be included.

VI.	Means of Performance (including ways of submitting results and quantity to be submitted)

1.	Product designs, technology procedures, prescriptions of materials and other technological documents including blueprints, theses and reports;

2.	Magnetic disks, Compact Discs, tapes and computer softwares;

3.	New species of animals, plants, or microorganism;

4.	Samples and prototype machines;

5.	Technical equipments sets.

VII.	Confidentiality of technological information and materials

The content and expiration of the duty of confidentiality owed by the parties on the information and materials, as well as the responsibility for leaking technological secrets shall be included.

VIII.	If the parties agree that there is no need to fill in certain articles of this Agreement, “/” shall be drawn in the blank.

This Agreement was concluded by the two parties on technology development of the project Technology Development and Service of “Online Renda” (the project belongs to the plan of / ) in conformity with the Contract Law of the People’s Republic of China upon unanimity through consultation.

I.	Technology, content, scope and requirement of object

CMR Web Learning Co., Ltd. (hereinafter referred to as “the Company”) engaged in online education service for the whole people, including technology development, technology transfer, technological consultation, technological training and other technological services of IT industry. Online Education College of Renmin University of China (hereinafter referred to as “the School”) is the pioneer in online education and the largest online school in China, taking a definitely leading position in this field. As entrusted by the School, the Company will assume the task of setting up a “virtual school” of “Online Renda”, and more advanced technological demand and new development missions presented along with the ceaseless progress and development of online education of the School. The Company will be responsible for development and application of further education model and technological application platform for online education, provide development of online courses and associated operating and management service of online enrolment, teaching and educational administration. Based on the capital support and investment from the School, the Company will guarantee the leading position of the School in technology at home and abroad. “Management system for modern distance learning” mainly composes the development, including: subsystem for enrolment management; subsystem for education administration; subsystem for course making; subsystem for students’ learning; subsystem for textbook management, subsystem for teaching website management; subsystem for BBS management; subsystem for news bulletin management; subsystem for financial management; subsystem for inquiries statistics, etc. The Company will also develop and produce 250 online courses in at least 9 specialities. (The associated technological materials are of equal authenticity. Due to its large quantity, the technological materials are not attached to this Agreement but kept in Company for reference at any time). The income of development, maintenance and upgrade of the online technical platform and relevant service in the year 2003 is expected to exceed RMB 40,000,000 Yuan.

II.	Technological indicators and parameters due to be reached

Technological indicators and parameters:

1.	“Management system for modern distance learning” shall manage distance learning activities including enrolment, students’ management and online learning of 30,000-50,000 users.

2.	“Management system for modern distance learning” shall support distance learning management and learning operation of at least “5,000 users/day” at peak time of Online Education College of Renmin University of China’s online teaching.

3.	The progress of online courses’ development shall meet the requirement of teaching plan.

Note: the articles marked with shall be filled in according to the explanatory notes

III.	Research and development plan

•	Jan. 2003-Dec. 2003

•

Develop 12 subsystems of the distance learning management system and deliver the basis edition to Party A to use, including: subsystem for enrolment management; subsystem for education administration; subsystem for educational administration; subsystem for course making; subsystem for students’ learning; subsystem for textbook management, subsystem for teaching website management; subsystem for BBS management; subsystem for news bulletin management; subsystem for financial management; subsystem for inquiries statistics; and subsystem for system management.

•	Develop 80 online courses in 9 specialties according to the demand of Party A’s teaching plan.

•	Study the new demand in the School’s business, initiate new demand analysis and development.

•	Provide appropriate technological support and management service.

•	Jan. 2004-Dec. 2004

•

Plan to develop “online thesis management system”, “research study management system”, “online course update system” and “system for examination question bank management and automatic generation of examination paper”, etc. for students, as well as other system demand raised in online teaching practice of Party A

•	Develop 60 online courses in 9 specialties according to the demand of Party A’s teaching plan

•	Improve and update the existing management systems and their stability

•	Provide appropriate technological support and management service

•	Jan. 2005-Dec. 2005

•	Plan to develop distance learning resources management system, learning and management system for process appraisal, course resources making system, customized learning service management system, etc. and new system demand raised immediately in online teaching practice of Party A

•	Develop 70 online courses in 9 specialties according to the demand of Party A’s teaching plan

•	Continue to improve and upgrade the existing management systems and their stability

•	Provide appropriate technological support and management service

IV.	Fund and reward for research and development and way of payment or settlement

(I)	Research and development fund is the cost required for research and development of this project. Reward is the fee for use of development results of this project and scientific research subsidy for researchers and developers.

Fund and reward for research and development of this project (in words) is anticipated RMB 90,000,000

(II)	Way of payment

	payment in full	Yuan, time: before
‚	payment by installments	Yuan, time:
Yuan, time:
ƒ	deduct % from the profit, deadline:
„	deduct % from the total sales, deadline:
…	other ways: a. payment in full 28,000,000 Yuan (within 5 days as of the date of signature) b. deduct 40% from the tuition fee (payment according to annual clearing, time: before December 31 of each year).

V.	The property right of facilities, equipments and materials purchased with fund for research and development belongs to CMR Web Learning Co., Ltd.

VI.	Duration, place and mode of execution

The Agreement shall be executed from January 1, 2003 to December 31, 2005 in Beijing.

Mode of performance

Develop and upgrade according to Party A’s demand and conduct irregular maintenance.

VII.	Confidentiality of technological information and materials

Party A and Party B agree and acknowledge that this agreement and attached materials are unique and confidential. If one party disclose them to the third party without the permission of the other party, causing serious losses to its business or other rights and interests, 10% of the settlement amount of the previous year in monetary fund shall be compensated; the two parties shall instruct their employees to abide the duty of confidentiality provided in this article, and require their employees to sign confidentiality agreement.

VIII.	Technological cooperation and guidance

Party B shall provide manpower, material resources, financial resources and other technological and commercial service for Party A fully and immediately according to the demand raised frequently or changed by Party A; listen to the opinions and suggestions of Party A to improve the work and service quality; Party B ensures the leading position of service technology under this agreement in modern distance online education in China.

For the sake of lone-term stability of technological cooperation and development, Party A undertakes that Party B is its only technological service provider; Party A promise to provide necessary assistance and cooperation for Party B’s service; Party A will negotiate the change of technological demand with Party B timely according to its own commercial development and demand for change in order that Party B could arrange resources reasonable and effectively, as well as meet the requirement for technology development and support of Party A; Party A shall examine and confirm the online education platform and courses developed by Party B; Party A shall be responsible for the whole work directly related with teaching and educational administration of online education.

IX.	Ownership and sharing of technological results

(I)	Patent application right:

The copyright and relevant intellectual property of the online education technical platform and online courses developed by Party B belongs to itself. Party B authorizes Party A the exclusive right to use the online education technical platform and courses during the valid term of this agreement. The patent application right belongs to Party B.

(II)	Right of use and transfer of technological secrets

Any party is entitled to redevelop on the online education platform; the intellectual property of the part redeveloped by one party independently belongs to the developer exclusively, and the other party enjoys the right of paid use during the valid term of this agreement. The intellectual property of the development by both parties belongs to themselves together; any party has independent right of use without any payment to the other party.

The ownership of this technological project can not be transferred to the third party without the consent of the other party. If the transfer is necessary, the party involved shall pay the other party the compensation, which shall be decided through negotiation.

X.	Standard and method for check and acceptance

Having reached the technological indices listed in article 2 of this agreement, the technological results of the research and development shall be checked and accepted by the expert acceptance team formed by Party A and Party B according to the standard agreed on by the two parties, and the acceptance certificate for technological project shall be issued by Party A.

XI.	Risk liability

In the execution of this agreement, if losses are caused by part of entire failure of the research and development due to the insurmountable technological difficulties under the current condition and standard, Party A shall undertake 30% of the risk liability and the remaining 70% shall be undertaken by Party B.

The method to confirm the risk liability of this project:

The risk liability shall be confirmed in proportion to the investments in this project from the two parties in conformity with the Contract Law.

XII.	Calculation of penalty or compensation for damage

The defaulting party which violates of this agreement shall assume the liability of default according to the relevant articles of the Contract Law of the People’s Republic of China.

(I)	where Party A violates articles 4 or 7 of this agreement, it shall assume the following liability: if exceeding the provided payment date, it shall pay penalty of 0.3‰ of the current settlement amount or terminate the agreement and compensate for all the losses arising therefrom of Party B.

(II)	where Party B violates article 1, 2, 3 or 7 of this agreement, it shall assume the following liability: Party A is entitled to ask Party B to compensate the amount equal to 10% of the total settlement amount of the previous year, or the whole losses arising therefrom of Party A.

XIII.	Way of dispute settlement

The disputes arising from the execution of this agreement, which cannot be settled through conciliation or mediation by the parties involved, shall be settled through arbitration or judicial proceedings.

(I)	The two parties agree the arbitration shall be submitted to Beijing Arbitration Commission.

(II)	The two parties agree to sue to the people’s court of (the place of the defendant’s residence, place of execution and signing of the agreement, place of the plaintiff’s residence and place of the object).

XIV.	Explanation of terms and terminologies

Online course: media products designed from course resources following learning law and developed with network and multimedia technology. Online courses may be put on 3W server to transmit teaching information via Internet, at the same time the clients may learn on Web browser.

Online learning: learning in “virtual classroom” on the basis of the resources (course resources and Internet resources) which is delivered through communication on computers, including email, computer conference system, online database and file transfer, etc. This way of learning casts off the restrictions of traditional one on time and space of the learners.

XV.	Miscellaneous

This agreement has 6 copies in the same form, and the two parties shall each keep 3 copies. Any amendment to this agreement shall be effective with the consent of the two parties as well as signatures and seals.

Trustor (Party A)	Title (or name)	Online Education College of Renmin University of China	Online Education College of Renmin University of China (Seal) July 15, 2003
	Legal representative	Gu Zonglian (Seal)
Authorized representative
	Contact (Transactor)	Fang Fang
	Residence (Correspondence address)	No. 59, Postcode 100872 Zhongguancun Street, Haidian District, Beijing
	Tel	62512442 Fax 62512444
	Bank of deposit	Xidan Sub-office, Chang’an Sub-branch, Industrial and Commercial Bank of China
	Account No.	0200013309200008573
Trustor (Party B)	Title (or name)	CMR Web Learning Co., Ltd.	Special Seal for Agreement of CMR Web Learning Co., Ltd. (2) July 15, 2003
	Legal representative	Wang Gongquan (Seal)
Authorized representative
	Contact (Transactor)	Zhang Xionghua
	Residence (Correspondence address)	Room 201, No. 10, Postcode 100071 Xinghuo Road, Fengtai District, Beijing
	Tel	83913173 Fax 83913165
	Bank of deposit	Xidan Sub-office, Chang’an Sub-branch, Industrial and Commercial Bank of China
	Account No.	0200013309006635816

Supplementary Agreement

This agreement was signed by the two parties involved on April 15, 2004:

Party A: Online Education College of Renmin University of China

Party B: CMR Web Learning Co., Ltd.

Whereas:

1.	Service Agreement (hereinafter the Service Agreement) was signed between the two parties on March 31, 2003;

2.	Technology Development Agreement (hereinafter the “Technology Development Agreement”) was signed between the two parties on July 15, 2003;

3.	In order to further clarify the content of Service Agreement and Technology Development Agreement and confirm their own rights and obligations, the two parties signed this Supplementary Agreement on the date at the top of the agreement.

The following agreement was concluded between the two parties through friendly negotiation:

1.	The Service Agreement shall maintain effective, and the Technology Development Agreement shall be the supplement to the Service Agreement;

2.	Where there is inconsistency between the Service Agreement and Technology Development Agreement, the Technology Development Agreement shall prevail;

3.	The content not clearly agreed on in the Technology Development Agreement shall be referred to that in the Service Agreement as the standard.

Party A: Online Education College of Renmin University of China (Seal)

By:	/s/ Gu Zonglian
Name:	Gu Zonglian

Party B: CMR Web Learning Co., Ltd. (Seal)

By:	/s/ Wang Gongquan
Name:	Wang Gongquan

Revenue stamp shall be pasted here

Column for examination and registration of the registration department:

Transactor:	/s/ Dou Guilian

Registration department for technological contract (special seal)

August 6, 2003